Exhibit (d)(20)(b)

Amendment to Subadvisory Agreements

Prudential Investments LLC (PI), AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), and Neuberger Berman Management Inc. (Subadviser) hereby agree to amend each of the two subadvisory agreements (including all amendments and supplements thereto) listed below (each, an Agreement and together, the Agreements) by modifying the level of subadvisory fees paid by PI and AST to Subadviser under each such Agreement as set forth in Schedule A to this Amendment. Schedule A shall be effective as of November 16, 2007.

The Agreements affected by this Amendment consist of the following:

1.

Subadvisory Agreement, dated as of May 1, 2003, as amended and supplemented, by and among AST, PI, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Neuberger Berman Mid-Cap Growth Portfolio of Advanced Series Trust (formerly American Skandia Trust); and

2.

Subadvisory Agreement, dated as of May 1, 2003, as amended and supplemented, by and among AST, PI, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Neuberger Berman Mid-Cap Value Portfolio of Advanced Series Trust (formerly American Skandia Trust).

PI, AST, and Subadviser further agree that Schedule A supersedes and replaces all other fee agreements or arrangements, whether written or oral, that may be applicable to the Agreements.

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IN WITNESS HEREOF, the PI, AST, and the Subadviser have duly executed this Amendment as of the date and year first written above.

PI

PRUDENTIAL INVESTMENTS LLC

By:___________________________
Name:________________________
Title:_________________________

AST

AST INVESTMENT SERVICES, INC.

By:___________________________
Name:________________________

Title:_________________________

SUBADVISER

Neuberger Berman Management Inc.

By:__________________________

Name:________________________

Title:_________________________

Effective Date: November 16, 2007

SCHEDULE A TO SUBADVISORY AGREEMENTS

Advanced Series Trust (formerly American Skandia Trust)

AST Neuberger Berman Mid-Cap Growth Portfolio

AST Neuberger Berman Mid-Cap Value Portfolio

As compensation for services provided by Neuberger Berman Management Inc. (Neuberger Berman), Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay Neuberger Berman a fee on the net assets managed by Neuberger Berman that is equal, on an annualized basis, to the following:

Portfolio	Advisory Fee
AST Neuberger Berman Mid-Cap Growth Portfolio	0.40% of average daily net assets to $1 billion 0.35% of average daily net assets over $1 billion*
AST Neuberger Berman Mid-Cap Value Portfolio	0.40% of average daily net assets to $1 billion 0.35% of average daily net assets over $1 billion*

__________

* For purposes of calculating the subadvisory fee payable to Neuberger Berman, the assets managed by Neuberger Berman in the AST Neuberger Berman Mid-Cap Growth Portfolio shall be aggregated with the assets managed by Neuberger Berman in the AST Neuberger Berman Mid-Cap Value Portfolio, the SP Mid-Cap Growth Portfolio of The Prudential Series Fund, and any other portfolio subadvised by Neuberger Berman on behalf of Prudential Investments LLC and/or AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) pursuant to substantially the same investment strategy.

Dated as of November 16, 2007.